Exhibit 99.1

Five Prime Therapeutics Announces Third Quarter 2014 Financial Results

SOUTH SAN FRANCISCO, Calif., November 10, 2014, (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (NASDAQ:FPRX), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today provided a corporate update and reported financial results for the third quarter ending September 30, 2014.

“Since the second quarter, we have made tremendous progress in support of our pipeline and strategy,” said Lewis T. “Rusty” Williams, M.D., Ph.D., president and chief executive officer of Five Prime. “We recently received IND clearance for our Phase 1 trial of FPA144, which means we now have three therapeutic candidates in the clinic. As a monoclonal antibody, FPA144 represents an immunotherapeutic approach to treating gastric cancer where the FGFR2b protein is over-expressed or the FGFR2 gene is amplified. We’ve also elected to expand development of our CSF1R antibody, FPA008, into solid tumors and expect to initiate the first clinical trial in 2015. In parallel, we continue to advance both our internal cancer immunotherapy research program and our immuno-oncology collaboration with Bristol-Myers Squibb, which is focused on two checkpoint pathways.”

Business Highlights and Recent Developments

Pipeline:

•	Continued Enrollment in the Phase 1b Clinical Trial of FP-1039/GSK3052230, an FGF Ligand Trap, for Non-Small Cell Lung Cancer and Mesothelioma. GlaxoSmithKline (GSK) continues to actively enroll all three arms of the clinical trial. Arms A and B are enrolling patients with newly-diagnosed or recurrent squamous non-small cell lung cancer (NSCLC) whose tumors have amplification of the FGF receptor 1 gene. Arm C is enrolling patients with malignant pleural mesothelioma. Five Prime expects GSK will complete dose escalation in at least one arm of the trial by year end 2014 with a dose selected for expansion.

•	Initiated Part 3 of the Phase 1 Clinical Trial of FPA008, an Anti-CSF1 Receptor Antibody, in Rheumatoid Arthritis (RA). Five Prime will soon begin dosing RA patients in its Phase 1 clinical trial of FPA008. Part 3 begins with open-label dose escalation before advancing into randomized, double-blind, placebo-controlled testing in patients with active RA who are receiving methotrexate.

•	Initiated Phase 1 Clinical Trial for FPA144, an Anti-FGF Receptor 2b Antibody. Five Prime filed an IND in late September 2014 to initiate a Phase 1 clinical trial of FPA144 in gastric cancer patients. The company expects to announce first patient enrolled by the end of 2014.The trial will initially enroll patients with a variety of solid tumors and will subsequently enroll selected gastric cancer patients with FGFR2b protein overexpression or FGFR2 gene amplification in their tumors.

Collaborations:

•	Expanded Respiratory Diseases Collaboration with GSK. In October 2014, Five Prime announced the expansion of the respiratory diseases research collaboration with GSK. The scope of the collaboration was broadened to include two additional respiratory disease discovery programs for a six-month evaluation period and GSK subsequently committed to continue these for an additional 18 months. Five Prime will receive $2.0 million in research funding for this expansion, $0.5 million of which Five Prime has already received. Five Prime would also be eligible to receive up to $193.8 million in potential option exercise fees and milestone payments, as well as tiered royalties on global net sales for each product resulting from each selected drug target.

•	Licensed Target to GSK in Muscle Diseases Collaboration. During the third quarter, GSK exercised its option under the muscle disease collaboration with Five Prime to license an undisclosed muscle disease target Five Prime identified using the company’s proprietary target discovery platform. Five Prime granted GSK an exclusive, worldwide license to products containing or directed to the target. Five Prime received a payment of $1.5 million in connection with the option exercise and is entitled to receive up to $122.5 million in milestone payments as well as royalties on net sales of products related to the target.

Leadership

•	Hired Dr. Robert Sikorski as Vice President of Global Clinical Development. Five Prime appointed Robert Sikorski, M.D., Ph.D., as Vice President of Global Clinical Development. Dr. Sikorski was previously at MedImmune and has substantial experience in the field of cancer immunotherapy. He will implement the global clinical programs for the company’s product candidates.

•	Appointed Bill Ringo to the Board of Directors. Five Prime appointed Bill Ringo to the company’s Board of Directors. He is currently a strategic advisor at Sofinnova Ventures and has significant operational and strategic experience in the biotechnology and pharmaceutical sectors.

Summary of Financial Results and Guidance:

•	Cash Position. Cash, cash equivalents and marketable securities totaled $130.0 million on September 30, 2014, compared to $75.7 million on December 31, 2013.

•	Revenue. Collaboration revenue for the third quarter of 2014 increased by $2.6 million, or 74.0%, to $6.1 million from $3.5 million in the third quarter of 2013. This increase of $2.6 million dollars was primarily due to GSK’s payment of a $1.5 million dollar option exercise fee to license an undisclosed muscle disease target and revenue from new collaborations that we established in the last two years.

•	R&D Expenses. Research and development expenses for the third quarter of 2014 increased by $1.6 million, or 19.7%, to $9.8 million from $8.2 million in the third quarter of 2013. The higher expenditure was primarily due to advancing the FPA144 program toward a phase 1 clinical trial and an increase in research costs related to Five Prime’s internal cancer immunotherapy program.

•	G&A Expenses. General and administrative expenses for the third quarter of 2014 increased by $0.8 million, or 28.9%, to $3.4 million from $2.6 million in the third quarter of 2013, primarily due to an increase in public company-related expenses and non-cash stock based compensation.

•	Net Loss. Net loss for the third quarter of 2014 was $7.1 million, or $0.33 per basic and diluted share, compared to a net loss of $7.2 million, or $2.74 per basic and diluted share, for the third quarter of 2013.

•	S-3 Filing. Earlier today, Five Prime filed a “shelf” registration statement on Form S-3 with the Securities and Exchange Commission (SEC). The shelf registration statement will allow Five Prime the flexibility to offer and sell common stock from time to time, in one or more offerings. The prices and terms would be determined at the time of any future offering.

Cash Guidance. Five Prime expects full-year 2014 net cash used in operating activities to be less than $30 million. Five Prime estimates ending 2014 with more than $100 million in cash, cash equivalents and marketable securities. Five Prime expects to have cash to fund operations into the fourth quarter of 2016, without entering into any additional collaboration agreements or receiving any future milestone payments.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 5 p.m. (ET) / 2 p.m. (PT) to provide a corporate update and discuss its financial results. To participate in the conference call, please dial (877) 878-2269 (domestic) or (253) 237-1188 (international) and refer to conference ID 77688872. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com.

An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in cancer immunotherapy, an area of oncology with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about (i) the timing of initiation, progress and scope of clinical trials for Five Prime’s product candidates; (ii) the reporting of clinical results regarding Five Prime’s product candidates; (iii) Five Prime’s full-year 2014 net cash used in operating activities; (iv) the amount of Five Prime’s cash, cash equivalents and marketable securities at the end of 2014; and (v) the period during which FivePrime expects to be able to fund operations. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Five Prime’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Amy Kendall,

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com

Five Prime Therapeutics, Inc.

Selected Balance Sheet Data

(In Thousands)

	September 30,	December 31,
	2014	2013
Cash, cash equivalents and marketable securities	$129,982	$75,722
Total assets	136,258	81,791
Current liabilities, excluding short term portion of deferred revenue	6,624	5,910
Total deferred revenue	32,596	15,036
Total stockholders’ equity	94,862	58,026

Five Prime Therapeutics, Inc.

Statements of Operation Data

(In Thousands Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Collaboration revenue	$6,059	$3,482	$14,586	$10,006
Operating expenses:
Research and development	9,803	8,193	30,602	24,708
General and administrative	3,360	2,607	9.664	7,385

Total operating expenses	13,163	10,800	40,266	32,093
Loss from operations	(7,104)	(7,318)	(25,680)	(22,087)
Interest and other income, net	16	84	82	532

Net loss	$(7,088)	$(7,234)	$(25,598)	$(21,555)

Basic and diluted net loss per common share	$(0.33)	$(2.74)	$(1.24)	$(12.60)

Shares used to compute basic and diluted net loss per common share	21,521	2,637	20,619	1,711